UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Monmouth Real Estate Investment Corporation
(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Starwood Capital Group Affiliate Files Preliminary Proxy Statement in Opposition to Monmouth Real Estate Investment Corp.’s Proposed Sale to Equity Commonwealth

Reaffirms Commitment to its Superior All-Cash Proposal

Stands Ready to Execute Fully Financed, Fully Actionable Offer That Would Provide Immediate Value to Monmouth Shareholders

Urges Monmouth Shareholders Demand the Opportunity to Vote on Starwood’s Superior Proposal

MIAMI, July 28, 2021— Starwood Capital Group (“Starwood Capital”), a leading global private investment firm focused on real estate and energy investments, today announced that its affiliate Starwood Real Estate Income Trust, Inc. (“Starwood”) has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission urging shareholders of Monmouth Real Estate Investment Corp. (NYSE: MNR) (“Monmouth”) to vote against the proposed sale of Monmouth to Equity Commonwealth (“EQC”) at the upcoming special meeting of Monmouth shareholders scheduled for August 17, 2021 (the “Special Meeting”). The preliminary proxy statement is available here: https://www.sec.gov/Archives/edgar/data/67625/000119312521225930/d180189dprec14a.htm

On July 15, 2021, Starwood submitted an all-cash, fully financed, fully actionable acquisition proposal to acquire Monmouth for net cash consideration of $18.88 per share. Starwood’s proposal offers a 5.6% premium and approximately $100 million of additional value compared to the implied value of $17.88 per share of the EQC transaction, based on the closing price of EQC’s common shares of $26.69 on July 27, 2021. However, Monmouth’s Board of Directors has rejected this superior all-cash acquisition proposal, and continues to recommend that its shareholders accept a financially inferior transaction.

At the Special Meeting, Monmouth is asking its shareholders to approve the EQC transaction by a vote of two-thirds of the outstanding Monmouth shares. Only shareholders who hold Monmouth shares as of the close of business on August 2, 2021, the record date established by the Monmouth Board, will be entitled to vote at the Special Meeting.

The preliminary proxy statement outlines the background of Starwood’s engagement with Monmouth and the reasons Starwood believes its July 15 proposal is superior to EQC’s proposed transaction for a variety of reasons, including:

•	Starwood’s proposal clearly provides Monmouth shareholders with greater value and certainty than the EQC transaction.

•	Starwood’s proposal is fully financed and has no financing contingencies. All necessary financing commitments to fund the transaction have been executed and provided to the Monmouth Board.

•	Starwood’s price is fixed and shareholders can be certain of the value they will receive.

•

Unlike the EQC transaction, which requires approval of EQC shareholders in addition to approval by Monmouth shareholders, Starwood’s proposal does not require a vote of Starwood shareholders to move forward with the merger agreement and close the transaction.

•	Starwood’s proposal requires no further due diligence or approvals by Starwood.

•	Starwood’s proposal is fully and immediately actionable, as Starwood has already provided a merger agreement to Monmouth that Starwood is ready to sign immediately.

“We firmly believe that EQC’s all-stock offer is not in the best interests of all of Monmouth’s shareholders,” said Ethan Bing, Managing Director at Starwood Capital. “Starwood Capital has proposed an all-cash alternative that would deliver significant additional value to Monmouth shareholders compared to EQC’s offer along with certainty that value will be realized. We stand ready to sign a finalized merger agreement.”

Bing added, “Monmouth’s Board continues to recommend an inferior transaction that denies shareholders the ability to realize significant additional value. We believe Monmouth shareholders should protect their own best interests by voting against the EQC transaction and urge their Board to accept Starwood Capital’s superior proposal and allow shareholders to vote on that proposal.”

Starwood remains fully committed to its proposal and stands ready to execute its all-cash, fully financed, fully actionable offer, with the goal of working collaboratively with Monmouth to reach an agreement.

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $60 billion of capital, and currently has approximately $90 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $69 billion of capital since inception and manages a portfolio of over $18 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

IMPORTANT INFORMATION

On July 27, 2021, Starwood Real Estate Income Trust, Inc., together with the other participants named herein (the “Participants”) filed a preliminary proxy statement and accompanying form of BLUE proxy card with the Securities and Exchange Commission (the “SEC”), and the Participants intend to file a definitive proxy statement and accompanying form of BLUE proxy card with the SEC, to be used in connection with the solicitation of proxies from the shareholders of Monmouth for the special meeting of Monmouth to be held on August 17, 2021.

ALL SHAREHOLDERS OF MONMOUTH ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING INNISFREE M&A INCORPORATED, THE PARTICIPANTS’ PROXY SOLICITOR, BY PHONE (877-750-0625). IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

PARTICIPANT INFORMATION

The participants in the proxy solicitation are Starwood Real Estate Income Trust, Inc., Christopher Graham and Ethan Bing. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on July 27, 2021. This document is available free of charge on the SEC website.

ADDITIONAL INFORMATION

None of the communications herein or in the preliminary proxy statement relating to Starwood’s July 15 proposal constitutes an offer to buy or solicitation of an offer to sell any securities. Starwood’s July 15 Proposal is a proposal Starwood has made to the Monmouth board for a business combination transaction with Monmouth. In furtherance of such a proposed transaction and subject to future developments, Starwood (and, if a negotiated transaction is agreed, Monmouth) may file one or more registration statements, proxy statements, tender or exchange offer statements, prospectuses or other documents with the SEC. The preliminary proxy statement is not a substitute for any proxy statement, registration statement, tender or exchange offer statement, prospectus or other document Starwood or Monmouth may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF STARWOOD AND MONMOUTH ARE URGED TO READ ANY SUCH PROXY STATEMENT, REGISTRATION STATEMENT, TENDER OR EXCHANGE OFFER STATEMENT, PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement or prospectus (if and when available) will be delivered to shareholders of Starwood or Monmouth, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Starwood through the website maintained by the SEC at www.sec.gov and Starwood’s website at www.starwoodnav.reit.

Media Contacts:

Sard Verbinnen & Co.

Bryan Locke / Stephen Pettibone / Hayley Cook

Starwood-SVC@sardverb.com

Investor Contact:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger / Gabrielle Wolf

+1 (212) 750-5833